Exhibit 23.3



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



As independent certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Digital Courier Technologies, Inc. of our report dated October 5, 1995, except for Note 11, Sale of Direct Mail Advertising Business, as to which the date is August 3, 1998, relating to the consolidated statements of operations, stockholders' equity and cash flows for the year ended June 30, 1995 of DataMark Holding, Inc. and subsidiaries which report is included in the Notice of Special Meeting of Stockholders to be held September 16, 1998 of DataMark Holding, Inc. (d/b/a/ Digital Courier Technologies, Inc.).




                                                 HANSEN, BARNETT & MAXWELL

May 3, 1999